Filed Pursuant to Rule 433

Registration No. 333-192513-03

$1.35bln Santander Drive Auto Receivables Trust 2014-4     Joint Leads: BofAML, RBC Co-Mgrs:     BMO, SAN, SG

CL	$SIZE(MM)	MDY/SP	WAL	WIN	EXP	LGL	BENCH	YIELD	PRICE	CPN
A-1	238.700	P-1/A-1+	0.20	1-5	2/15	9/15/15	YLD	0.25%	100.00000	0.25
A-2A	220.000	Aaa/AAA	0.93	5-19	4/16	1/16/18	EDSF+ 32	0.675	99.99625	0.67
A-2B	233.000	Aaa/AAA	0.93	5-19	4/16	1/16/18	1ML + 32		100.00000
A-3	162.000	Aaa/AAA	1.84	19-25	10/16	9/17/18	EDSF+ 35	1.085	99.99534	1.08
B	166.800	Aa1/AA	2.42	25-33	6/17	5/15/19	ISWP+ 85	1.834	99.98339	1.82
C	206.400	A1/A	3.18	33-44	5/18	11/16/20	ISWP+130	2.624	99.97028	2.60
D	123.100	Baa2/BBB+	3.95	44-49	10/18	11/16/20	ISWP+150	3.121	99.99668	3.10
E	79.414	Ba2/BB+	4.08	49-49	10/18	1/18/22	NOT OFFERED

BILL & DELIVER : BofAML         BBG TICKER     : SDART 14-4

REGISTRATION : Public/SEC Registered         EXPECTED RATINGS: Moody’s/S&P

EXPECTED SETTLE : 9/17/14         FIRST PAY DATE :     10/15/14

DENOMS         : $1k x $1k         PXG SPEED     : 1.5% ABS to call

ERISA ELIGIBLE : YES

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322. The securities may not be suitable for all investors. Merrill, Lynch, Pierce, Fenner & Smith Incorporated and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.